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                                                                      Exhibit 99
                            SHARE PURCHASE AGREEMENT

PARTY A:  LG Electronics Inc.
          20, Yoido-dong, Youngdungpo-ku
          Seoul

          Representative Director: Ja Hong Koo

PARTY B:  LG Semicon Co., Ltd.
          1, Hyangjung-dong, Heungduk-ku
          Chungju, Chungpook

          Representative Director: Bon Joon Koo

With regard to both the future reorganization plan about Zenith Electronics Corporation (hereinafter "Zenith"), a U.S. corporation in which PARTY A and PARTY B made a joint investment and the transfer of Zenith shares owned by PARTY B to PARTY A, both PARTY A and PARTY B agree as follows:

Article 1 (Purpose of Agreement)

       In order to resolve the current situation at Zenith, PARTY A and PARTY B agree to the corporate reorganization procedure under the pre-packaged reorganization procedure as resolved by the board of directors of Zenith on May 21, 1998 (hereinafter "PPR Procedure"). PARTY A and PARTY B enter into this Agreement to set forth the rights and obligations of PARTY A and PARTY B with regard to the transfer of those shares owned by PARTY B to PARTY A, the cost burden relating to the PPR Procedure, etc.

Article 2 (Assumption of Zenith PPR Costs by PARTY A)

       Subject to PARTY A's purchase and acquisition of the subject shares as set forth in Article 3 hereof from PARTY B in accordance with the terms and conditions of this Agreement, PARTY A agrees to bear all costs required for carrying out the PPR Procedure for Zenith (hereinafter "PPR Costs") and further agrees not to claim against PARTY B any costs relating to the performance of the PPR Procedure or the PPR Costs burden, regardless of whether such is incurred prior to or after the date of this Agreement.

Article 3 (Subject Shares)

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1.   Those shares to be purchased by PARTY A from PARTY B on the Closing Date
     (as hereafter defined in Article 7 hereof) in accordance with the terms and conditions of this Agreement shall be the total of 26,095,200 common stocks of Zenith currently owned or controlled by PARTY B as of the date of execution of this Agreement (hereinafter "Subject Shares").

2. Immediately upon the execution of this Agreement, PARTY B shall deliver the share certificate representing the Subject Shares to PARTY A.

Article 4 (Purchase Price)

1. The Purchase Price for the Subject Shares specified under Article 3 hereof shall be the symbolic value of Ten (10) Korean Won based upon the mutual understanding between PARTY A and PARTY B that, in view of the outside audit report, dated February 26, 1999, by Samil Accounting Firm on PARTY B for the fiscal year 1998, there is no actual value.

2. PARTY A shall pay the Purchase Price as set forth in the above Paragraph 1 to PARTY B immediately upon the execution of this Agreement.

Article 5 (Representation and Warranty of PARTY B)

PARTY B represents and warrants that, as of the date of execution of this Agreement and the date of the completion of the share transfer, the following shall be true and correct:

     1) PARTY B has the legal capacity and the lawful authority to enter into and perform the obligations under this Agreement and has completed the internal procedures of PARTY B relating to this Agreement.

     2) As of the date of the completion of the share transfer, PARTY A shall have the complete, exclusive and lawful ownership on the Subject Shares, free from lien, pledge, security, mortgage or any other restriction or encumbrance.

     3) The execution and performance of this Agreement shall not violate the laws of the Republic of Korea and the articles of incorporation of PARTY B and shall not violate any contracts to which PARTY B is a party or is subject.

     4) There is no lawsuit, governmental action or claim including damage claims by third parties against PARTY B or Zenith which is currently pending or threatened to nullify all or part of this Agreement.

Article 6 (Representation and Warranty of PARTY A)

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PARTY A represents and warrants that, as of the date of execution of this
Agreement and the date of the completion of the share transfer, the following shall be true and correct:

     1) PARTY A has the legal capacity and the lawful authority to enter into and perform the obligations under this Agreement.

     2) The execution and performance of this Agreement shall not violate the laws of the Republic of Korea and the articles of incorporation of PARTY A and shall not violate any contracts to which PARTY A is a party or is subject.

     3) There is no lawsuit, governmental action or claim including damage claims by third parties against PARTY A or Zenith which is currently pending or threatened to nullify all or part of this Agreement.

Article 7 (Time of Completion of Share Transfer)

1. In connection with this Agreement, the completion time of the share transfer under this Agreement shall mean the point at which, in accordance with Article 3 hereof, PARTY B delivers the share certificate representing the Subject Shares to PARTY A.

2. PARTY B shall perform the following within five (5) business days from the date of execution of this Agreement.

     1) PARTY B shall, in accordance with the provisions under Paragraph 2 of Article 3 of this Agreement, deliver the share certificate representing the Subject Shares to PARTY A.

     2) PARTY B shall take all the necessary actions for the transfer of the Subject Shares to PARTY A, shall provide assistance for the change of shareholder's names regarding the Subject Shares, and shall deliver to PARTY A all the relevant documents necessary for PARTY A's exercise of the full rights as a shareholder by acquiring the Subject Shares.

Article 8 (Taxes)

1. Any and all taxes incurred with regard to the share transfer under this Agreement shall be borne by the party legally responsible for the payment of such taxes. (However, in the event of the periodically imposed taxes, PARTY A and PARTY B shall share the payment burden, with the date of completion of the share transfer as the base, in accordance with the ratio between the period from the starting date for such tax period to the date of completion of the share transfer and the period from the date of completion of the share transfer to the ending date for such tax period.)




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2.   Except for those set forth under Paragraph 1 above, all the costs incurred relating to this Agreement and the share transfer shall be borne by the party incurring the same.

Article 9 (Reporting)

PARTY A and PARTY B shall obtain the permission or complete the reporting required as a result of the execution of this Agreement in accordance with the domestic or foreign laws and regulations. This Agreement shall become effective only in the event that all the necessary permission or reporting is obtained or completed.

Article 10 (Confidentiality)

Unless otherwise agreed or required by law to be disclosed, PARTY A and PARTY B shall strictly keep confidential all confidential information provided by the other party relating to this Agreement and the content of this Agreement, except for those facts publicly known or obtained directly or indirectly from the other party before the execution of this Agreement or the information received from a third party having the lawful authority to disclose.

Article 11 (Remedies for Breach)

PARTY A or PARTY B shall be liable to pay for the damages incurred by the other party due to the breach of warranty or non-performance hereunder by the breaching party.

Article 12 (Term and Termination)

1. This Agreement shall be in effect from the date of execution until all the obligations relating to the share transfer are completely performed.

2. In the event that one party fails to perform or breaches a material obligation under this Agreement, the other party may give a written notice of ten (10) days to such breaching party to make a correction and may terminate this Agreement if the notified party does not make the correction on the non-performance or the breach within such period.

3. The termination under Paragraph 2 above shall not affect the rights, obligations and claims for damages already accrued prior to the termination.

Article 13 (Governing Law and Dispute Resolution)

1. The validity, interpretation, performance and effect of this Agreement shall be exclusively governed by the substantive laws of the Republic of Korea.




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2.   Any dispute arising under or relating to this Agreement between the parties shall be, in principle, resolved by the mutual negotiation. In the event that such dispute may not be resolved by the mutual negotiation, Seoul District Main Court shall have the jurisdiction over such dispute.

IN WITNESS WHEREOF, the parties have prepared this Agreement in two (2) original copies and each shall keep one (1) original copy after executing the same by the respective, authorized representative thereof.

DATED  April 27, 1999
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PARTY A:  LG Electronics Inc.
          20, Yoido-dong, Youngdungpo-ku
          Seoul

          /s/ Ja Hong Koo
          -------------------------------------
          Representative Director: Ja Hong Koo



PARTY B:  LG Semicon Co., Ltd.
          1, Hyangjung-dong, Heungduk-ku
          Chungju, Chungpook

          /s/ Bon Joon Koo
          -------------------------------------
          Representative Director: Bon Joon Koo





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